EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 25, 2023 and effective of the Effective Date (as defined below), is made by and between NCR Corporation (to be renamed NCR Voyix Corporation), a Maryland corporation (the “Company”), and David Wilkinson (“Executive”) (each a “Party”).
WHEREAS, the Company desires to employ Executive as its Chief Executive Officer as of and following the Effective Date and desires to memorialize the terms and conditions of such employment in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:
1.     Term. Executive’s term of employment under this Agreement shall commence effective as of the date that NCR Corporation, a Maryland corporation (“NCR Corporation”), completes it separation via a spin-off distribution (the “Spin-off”) into the Company and NCR Atleos, a Maryland corporation (such date, the “Effective Date”) and shall continue until terminated in accordance with the terms of Section 6 hereof (the “Term”). If the Spin-off does not occur, this Agreement shall terminate ab initio and have no force and effect.
2.     Title; Services and Duties.
(a)    During the Term, Executive shall be employed by the Company and serve in the position of Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”) pursuant to the terms of this Agreement. Executive shall also be a member of the Board, effective no later than the Effective Date, and the Company shall use its reasonable best efforts to cause Executive to be nominated and recommended by the Board to shareholders for re-election to the Board at each future annual meeting of shareholders held for election of directors during the Term.
(b)    During the Term, Executive shall be a full-time employee of the Company and report directly and solely to the Board and have such duties, responsibilities and authority as normally associated with the role of a Chief Executive Officer at an entity of similar size and nature as the Company, subject to any specific duties consistent with the preceding as may be assigned by the Board. The location of Executive’s principal place of employment during the Term shall be Atlanta, Georgia, subject to (i) the Company’s remote work policies as in effect from time to time and (ii) business travel as reasonably required by Executive’s job duties. Executive shall devote substantially all of his business time and attention to the performance of his duties to the Company; provided that Executive may (i) continue to engage in any outside business activities (including any board service) previously disclosed to the Company as of the date of this Agreement; (ii) serve on the board of directors of for-profit companies (whether public or private) with the prior express written consent of the Board (which shall not be unreasonably withheld); (iii) serve as a director, officer or advisor to industry organizations supporting the Company’s business or other non-profit organizations; (iv) teach at educational institutions and participate in other charitable, civic, educational, professional, community and industry affairs and other related activities; and (v) manage his personal and family investments; provided, however, that such activities do not result in a conflict of interest with the Company and do not unreasonably interfere, individually or in the aggregate, in any material respect with the performance of Executive’s duties hereunder.
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3.     Compensation.
(a)    Base Salary. During the Term, the Company will pay Executive a base salary in the amount of $800,000.00 per annum (the “Base Salary”), payable in such installments as the Company pays other executive officers of the Company. The Base Salary will be reviewed from time to time and may be increased (but not decreased) by the Compensation and Human Resources Committee of the Board (the “CHRC”) during the Term.
(b)    Annual Performance Bonus. During the Term, Executive will be eligible to receive an annual target bonus of 150% of Base Salary (the “Target Bonus”), with a maximum potential payout of 200% of Target Bonus, payable in cash, pursuant to the Company’s Management Incentive Plan (or any successor annual bonus program as in effect from time to time) (the “MIP”) in respect of each fiscal year during the Term. The bonus payable to Executive will be determined by the CHRC based on, among other things, Executive’s individual performance for such year, the achievement of the applicable performance criteria established by the CHRC for such year after consultation with Executive, and such other factors deemed to be relevant by the CHRC. Subject to the terms of the MIP or any other Company plan as in effect from time to time, Executive must be employed on the date of payment of such bonus, which shall be paid at the same time and subject to such other conditions as annual bonus payments are made to other executive officers of the Company.
(c)    Long-Term Equity-Based Incentive Awards. During the Term, beginning in 2024, Executive will be eligible to participate in the Company’s equity-based incentive compensation program as in effect from time to time with a minimum grant date value equal to $5,500,000.00 per annum (the “Equity Grant”), subject to terms and conditions determined by the Board in its sole discretion after consultation with Executive (including, without limitation, with respect to performance-based and time-based vesting criteria), as set forth in the Company’s equity incentive plan as in effect from time to time and Executive’s individual award agreements, provided that such awards will be comprised of awards of the same type and in the same proportion as are awards to other executive officers of the Company.
(d)    Effect of Spin-Off on Pre-Existing Equity Incentive Awards and Annual Incentive Plan. As of the Effective Date, each outstanding equity incentive award issued by NCR Corporation held by Executive immediately prior to the Effective Date shall be adjusted in the manner set forth the Employee Matters Agreement by and between NCR Corporation and the Company in connection with the Spin-off (the “Employee Matters Agreement”). In addition, Executive’s rights to an annual performance bonus for calendar year 2023 shall be determined in accordance with the provisions of the Employee Matters Agreement.
4.     Employee Benefits.
(a)    Retirement and Welfare Benefits. During the Term, Executive will be eligible to participate in all benefit plans made available by the Company to other executive officers of the Company from time to time (excluding any plans that are frozen as of the Effective Date). Such benefits will be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and will be governed in all respects in accordance with the terms of such plans as in effect from time to time. Nothing in this Section 4(a), however, will require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.
(b)    Paid Time Off.  Executive will be entitled to paid time off in accordance with the Company’s paid time off policies as in effect from time to time and applicable to other executive officers of the Company. Executive will take vacation at his and the Company’s reasonable and mutual convenience.

(c)    Reimbursement of Business Expenses. The Company will reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, subject to Executive’s compliance with the Company’s policies with respect to reimbursement of business expenses and provision of supporting receipts as in effect from time to time.
(d)    Legal Expenses. The Company will reimburse Executive for up to $15,000 of reasonable, documented legal fees Executive incurs in connection with Executive’s review and acceptance of this Agreement.
(e)    D&O Insurance; Indemnification. Executive will be covered by such directors’ and officers’ liability insurance on terms and conditions that are no less favorable than the terms that apply to other directors or officers of the Company or any of its affiliates. Executive will also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company or any of its affiliates. Such liability insurance will continue to cover, and such indemnification rights, benefits and related expense advances and reimbursements will continue to be provided to, Executive following the termination of Executive’s employment in accordance with its terms.
5.     Reasons for Termination of Employment. Executive’s employment hereunder may be terminated during the Term under the following circumstances:
(a)    Death. Executive’s employment hereunder will terminate upon his death.
(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive will have been substantially unable to perform his duties hereunder for a continuous period of 180 days, the Company may terminate Executive’s employment hereunder for “Disability” by providing Executive with a Notice of Termination (as defined below). During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary and other amounts described in Sections 3 and 4 hereof until his employment terminates.
(c)    Cause. The Company may terminate Executive’s employment for Cause by providing Executive with a Notice of Termination. For purposes of this Agreement, “Cause” means (i) Executive’s conviction for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (ii) Executive’s willful and continued failure to perform substantially Executive’s duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) for a period of at least thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board, specifically identifying the manner in which the Board believes that Executive has not substantially performed Executive’s duties; (iii) Executive’s willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iv) Executive’s material violation of the Company’s Code of Conduct. For purposes of this provision, no act or failure to act, on Executive’s part, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. With respect to those payments that may be made in accordance with the terms of the Company’s Executive Severance Plan, “Cause” shall have the meaning set forth in such Executive Severance Plan (it being understood that this Agreement is an “Individual Agreement” for purposes of such plan).

(d)    Good Reason. Executive may terminate his employment for “Good Reason” by providing the Company with a Notice of Termination. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the written consent of Executive, of any of following events: (i) the assignment to Executive of duties inconsistent with Executive’s position (including offices, titles and reporting relationships), authority, duties, responsibilities, or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (ii) the Company requiring Executive to be based at any office or location that is more than forty (40) miles distant from the location of Executive’s principal place of employment; (iii) a material breach of the terms of this Agreement or Executive’s individual equity award agreements; or (iv) a material reduction in Executive’s Base Salary, Target Bonus or Equity Grant; provided, however, that Executive’s termination of employment shall not be deemed to be for Good Reason unless (x) Executive has notified the Company in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (y) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice, and (z) Executive’s termination of employment occurs within one-hundred eighty (180) days after the occurrence of the applicable Good Reason event. Executive’s continued employment during the applicable notice and cure periods set forth above will not constitute consent to, or waiver of rights with respect to, any act or failure to act constituting Good Reason. In addition, the Company’s placement of Executive on a paid leave for up to ninety (90) days, pending the determination of whether there is a basis to terminate Executive for Cause, will not constitute a Good Reason event. With respect to those payments which may become payable in accordance with the Company’s Change in Control Severance Plan, “Good Reason” shall have the meaning set forth in such Change in Control Severance Plan.
(e)    Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination. This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”
(f)    Without Good Reason. Executive may terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.
6.     Termination of Employment Process and Compensation.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to Section 5(a) hereof (Death)) shall be communicated by written Notice of Termination to the other Party in accordance with Section 10(a) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Section 5(b), (c) or (d) hereof. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
(b)    Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to Section 5(b) hereof (Disability), the date set forth in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set

(within thirty (30) days, or any alternative time period agreed upon by the Parties, after the giving of such Notice of Termination) forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive without Good Reason, (A) the Date of Termination shall be a date that is not earlier than thirty (30) days following the date on which such Notice of Termination is given and (B) the Company will have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason.
(c)    Accrued Benefits. In the event of termination for any reason, and effective as of the Date of Termination, Executive, or in the case of termination by death, Executive’s beneficiary, legal representative or estate, shall be entitled to receive the following, in each case if applicable as of the Date of Termination: (i) any accrued but unpaid Base Salary and any accrued but unused paid time off, in each case payable as provided in Section 3(a) hereof; (ii) any amounts payable with respect to any equity-based awards held by Executive in accordance with the terms of Executive’s individual award agreements and this Agreement; (iii) reimbursement for any expenses incurred by Executive prior to the Date of Termination in accordance with Section 4(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the Date of Termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans described in Section 4(a) hereof as of the Date of Termination, in each case, payable at the times set forth in the applicable employee benefit plans and in accordance with applicable law.
(d)    Executive Severance Benefits. Executive shall participate in the Executive Severance Plan, in accordance with the applicable terms of such plan; provided, that, for purposes of the Executive Severance Plan, upon a termination of employment by Executive for Good Reason (as defined in Section 5(d) hereof), Executive shall be entitled to receive the same separation benefits (1.0 times the sum of Executive’s Base Salary plus Target Bonus) that Executive would have been eligible to receive under the Executive Severance Plan upon a termination of employment by the Company without Cause.
(e)    Executive Change in Control Benefits. Executive shall participate in the Company’s Change in Control Severance Plan with a “Separation Multiplier” equal to 200%, in accordance with the applicable terms of such plan.
(f)    Resignation from all Positions. Upon a termination of Executive’s employment for any reason, unless requested otherwise by the Company, Executive shall be deemed to have resigned from each position (if any) that Executive then holds as an officer or director of the Company or any of its affiliates and, where requested by the Company, Executive shall resign from any such position with immediate effect and without compensation.
(g)    Section 280G. In the event that any payments or benefits otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 6(g), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(g) will be made in writing by a nationally-recognized accounting firm selected jointly by the Company and Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity-based awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity-based awards. If two or more equity-based awards are granted on the same date, each award will be reduced on a pro-rata basis.
7.     Restrictive Covenants; Permitted Disclosures.
(a)    Executive acknowledges and agrees that Executive shall be bound by the restrictive covenants and other provisions set forth on Exhibit A thereto (the “Restrictive Covenants”).
(b)    Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company or any of its affiliates shall prohibit or restrict Executive from making a protected disclosure or any other voluntary disclosure of information or documents related to any possible violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company or any of its affiliates.
8.     Assignment. This Agreement, and all of the terms and conditions hereof, shall bind and inure to the benefit of the Company and its successors and assigns and shall bind and inure to the benefit of Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.
9.    Arbitration.

(a)    The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any of its affiliates or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.
(b)     Arbitration of any Disputes shall be conducted in accordance with the provisions set forth under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA), which rules are deemed to be incorporated by reference into this Agreement (the “Rules”). The place of arbitration shall be Atlanta, Georgia with one arbitrator appointed in compliance with the Rules and the language of arbitration shall be English. An award rendered by the arbitrator shall be final, binding and non-appealable on the parties, their successors and assigns. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.
(c)     The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and other reasonable expenses incurred by such party in connection with the Dispute, general damages, and injunctive relief costs, but, excluding in all cases, special damages and punitive damages; provided that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Each party shall pay its own expenses, including attorneys’ fees, incurred in connection with a Dispute; provided however, the arbitrator shall have the power to award any such expenses, including reasonable attorneys’ fees, to the prevailing party in accordance with this Section 9(c). For the avoidance of doubt, the arbitrator shall have the authority to award such expenses, including reasonable attorneys’ fees, to the party that substantially prevails even if not expressly required or permitted by law.
(d)    It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure will give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
10.    General.
(a)    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i)

when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail or facsimile; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(a)):
To the Company:
NCR Voyix
864 Spring St NW
Atlanta, GA 30308
Attn: General Counsel
[*]

To Executive:
At the address shown in the Company’s personnel records, with a copy to:
Wayne N. Outten, Esq.
Outten & Golden LLP
685 Third Avenue, 25th Floor
New York, NY 10017
[*]
(b)    Entire Agreement. This Agreement, including Exhibit A hereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and, effective as of the Effective Time, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including any employment agreement previously entered into by the parties or any predecessor corporation (including NCR Corporation); provided, however, that the second sentence of the paragraph entitled “2023 Management Incentive Plan” in Executive’s Amended to Employment Agreement dated as of May 15, 2023, by and between Executive and NCR Corporation shall continue to apply following the Effective Date in accordance with its terms.
(c)    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(d)    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction).
(f)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement.

(g)    Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement will be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document will be construed against the drafting party will not be applicable to this Agreement.
(h)    Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.
(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail, facsimile, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
(j)    Compensation Subject to Company Clawback Policies. Any cash bonuses, equity-based awards or other compensation shall be subject to any clawback policies or provisions applicable to other executive officers of the Company.
(k)    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A of the Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company and its affiliates during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death) and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
11.    Executive Representation and Acceptance. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

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IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

NCR CORPORATION
By: _/s/ Timothy C. Oliver
Name: Timothy C. Oliver
Title: Chief Financial Officer

EXECUTIVE
/s/ David Wilkinson
David Wilkinson

[Signature Page to CEO Employment Agreement]

Exhibit A
Restrictive Covenants
By executing this Agreement, Executive indicates his understanding of, and agreement to, each of the following terms and conditions:
1. Non-Disclosure of Confidential Information. Except as necessary for the performance of Executive’s job responsibilities or otherwise provided for in writing by the Company, Executive shall not disclose, access, use, share, publish, or in any other manner reproduce, in whole or in part, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information,” which includes trade secrets, shall mean any information not generally known or readily ascertainable by the Company’s competitors and/or the public. Confidential Information includes, but is not limited to, the proprietary information of the Company, its subsidiaries, business affiliates, vendors, customers and clients, such as their financial records and projections, inventions, company strategies, employee information, research, technology, intellectual property rights, and information about pricing and customer preferences. Information may constitute Confidential Information regardless of whether it is written or unwritten, in hard copy or electronic form, and regardless of whether it is specifically identified or labeled as “confidential” (or with a similar term). Confidential Information does not include information already in the public domain or information which has been dedicated to or released to the public by the Company.
(a) Executive acknowledges that unauthorized use or disclosure of the Company’s Confidential Information can have a materially detrimental effect upon the Company and cause irreparable harm, the monetary loss from which would be difficult, if not impossible, to measure. Therefore, in addition to any other remedies available to the Company, Executive agrees that a grant of injunctive or other equitable relief for any actual or threatened breach would be appropriate without the securing or posting of any bond.
(b) Executive understands that, notwithstanding his non-disclosure of Confidential Information obligation, Executive is not prohibited from (i) voluntarily communicating with his attorney, (ii) reporting possible violations of the law to government agencies, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or self-regulatory organization, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company, or (v) making disclosures to government agencies that are protected by law (such as providing testimony and information during a government investigation); and, Executive is not required to notify the Company that Executive has made any such reports or disclosures. In response to a valid subpoena, court order or other written request, Executive may provide testimony or information about the Company (including Confidential Information) to a court or other administrative or legislative body, but to the extent legally permitted, Executive agrees to provide the Company notice in advance of any such disclosure so that the Company may seek to quash the subpoena or limit the disclosure, if appropriate. Executive also understands that this non-disclosure provision does not interfere with, restrain, or prevent employee communications with each other regarding wages, hours, or other employment terms and conditions.
2. Intellectual Property. For purposes of this Agreement, “Company Intellectual Property” or “Company IP” shall mean any and all creations, inventions, methods or processes, designs, works of authorship, information or materials, improvements, developments, or any other innovations or technology that Executive, at any time during his employment at the Company (whether alone or with any other person), discover, conceive, create, reduce to
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practice, produce, make, or develop: (a) (i) with the use of, or based on, any Company Confidential Information or any supplies, equipment, property, or systems, or at any facilities or on any property, of the Company, or (ii) that arises or results from Executive’s employment or work at or for the Company or relates to any of its business, operations, methods or processes, products (including software), services, or solutions (collectively, “Technology”), and (b) all intellectual property rights arising or resulting therefrom (“IPR”). Executive agrees and acknowledges that all Technology shall be considered a “work made for hire” as provided under the United States Copyright Act, 17 U.S.C. Section 101, et seq., and together with the IPR, is exclusively owned by and the sole and exclusive property of the Company. Executive hereby irrevocably assigns to the Company all Company IP. Executive shall immediately disclose all Technology to the Company in writing. Executive agrees to provide the Company with all assistance reasonably required to perfect and support the Company’s ownership and rights in, and to maintain, protect, and enforce, its rights, title and interests in and to the Company IP, including signing any related documentation. Executive agrees and acknowledges that, except as provided by law, no remuneration, compensation, any other right or obligation is or may become due to Executive in respect to his compliance with the terms of this Section.
3. Non-Compete, Non-Solicit, and Non-Recruit/Hire.
(a) Pursuant to Executive’s employment with the Company, Executive will have access to, and knowledge of, Company Confidential Information not known to, or readily ascertainable by, the public and the Company’s competitors and that gives the Company a competitive advantage. Executive acknowledges that, whether for his own benefit or the benefit of others, any unauthorized use, transfer, or disclosure of the Company Confidential Information can place the Company at a competitive disadvantage and cause damage, financial and otherwise, to its business. Executive further acknowledges that, because of his access to and knowledge of the Company Confidential Information, Executive will be in a position to compete unfairly with the Company following the termination of his employment.
(b) For the purpose of protecting the Company’s business interests, including the Company Confidential Information, goodwill and stable trained workforce of the Company, Executive agrees that, during his employment with the Company and for a twelve (12) month period after the termination of his employment with the Company (the “Restricted Period”), regardless of the reason for such termination, Executive will not, without the prior written consent of the Company’s Board of Directors:
(A) Non-Recruit/Hire - Directly or indirectly (including, without limitation, assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of the Company to terminate such employee’s employment with the Company, or refer any such employee to anyone outside of the Company for the purpose of that employee’s seeking, obtaining, or entering into an employment relationship or an agreement to provide services, within the geographic territories where or for which Executive performed services, were assigned, or had responsibilities during the two (2) years preceding Executive’s termination (in view of Executive’s executive and global responsibilities, his territory for purposes of this Agreement is deemed to be the world).
(B) Non-Solicitation - Directly or indirectly (including, without limitation, assisting third parties) solicit or attempt to solicit the business of any Company customers or prospective customers with which Executive had Material Contact (as defined below) during the last two (2) years of his employment with the Company for purposes of providing Competing Products/Services (as defined below).
(C) Non-Competition - Perform services, directly or indirectly, in any capacity (including, without limitation, as an employee, consultant, contractor, owner or member
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of a board of directors): (i) of the type conducted, authorized, offered, or provided by Executive on behalf of the Company during the two (2) years prior to termination of Executive’s employment with the Company; (ii) in connection with Competing Products/Services (as defined below) that are similar to or serve substantially the same functions as those with respect to which Executive worked during the two (2) years prior to termination of Executive’s employment with the Company or about which Executive obtained trade secret or other Company Confidential Information; and (iii) on behalf of (A) a Competing Organization (as defined below) named in the Company’s Competing Organization List, or (B) for entities or individuals not on the Competing Organization List, a Competing Organization within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to Executive) where or for which Executive performed, were assigned, or had responsibilities for such services during the two (2) years preceding Executive’s termination of employment; in view of Executive’s executive and global responsibilities, Executive’s territory for purposes of this subsection is deemed to be the world.
(c) The following definitions apply to the Restrictive Covenants:
(A) “Material Contact” shall mean the contact between Executive and each customer or prospective customer (a) with which Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by Executive, (c) about whom Executive obtained confidential information in the ordinary course of business as a result of his association with the Company, and/or (d) who receives products or services authorized by the Company, the sale or provision of which, with regard to prospective customers, results, resulted, or would have resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to the date of Executive termination of employment with the Company;
(B) “Competing Products/Services” shall mean any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by the Company (including, without limitation, products, services or activities in the planning or development stage during Executive’s employment with the Company) at the time of Executive separation from the Company and during the two (2) years prior to termination of Executive’s employment with the Company; and
(C) “Competing Organization” shall mean any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals regarding one or more Competing Products/Services.
(D) The Company’s “Competing Organization List,” which the Company updates from time to time and which is available on the Company HR intranet, or from the Company’s Law or Human Resources Departments upon request, provides examples of companies that, as of the date of the Competing Organization List’s publication, meet the definition of Competing Organization in the subparagraph directly above. However, the Competing Organization List is not intended to be exhaustive and persons, businesses or organizations not listed there may constitute Competing Organizations for purposes of this Agreement. Any changes to the Competing Organization List during the twelve (12) months following Executive’s termination of employment with the Company (or such longer time if the tolling provision below takes effect) shall be deemed to be a part of this Agreement and incorporated herein.
(E) All references to Executive’s “employment with the Company” (or, if different, to an affiliate or subsidiary of the Company) shall also be deemed to
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include Executive’s employment, if any, by any company the stock or substantially all the assets of which the Company has acquired.
4. Consideration. Executive acknowledges that Executive would not receive the benefits and consideration provided under this Agreement but for Executive’s consent to abide by the Restricted Covenants, and Executive’s agreement to the same is a material component of the consideration for this Agreement and Executive’s employment with the Company.
5. Remedies. Executive agrees that, if Executive breaches any of the provisions of the Restricted Covenants: (i) the Company will be entitled to all of its remedies at law or in equity, including, but not limited to, money damages and injunctive relief; and (ii) the Company will also be entitled to an accounting and repayment from Executive of all profits, compensation, commissions, remuneration or benefits that Executive (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these Restrictive Covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company may be entitled at law or in equity. In the event of a breach or threatened breach of any of the provisions of the Restricted Covenants, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), and Executive hereby agrees to waive the defense in any suit that the Company has an adequate remedy at law, and to interpose no opposition, legal or otherwise, as to the propriety of an injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. Further, if Executive substantially prevails in any proceeding arising under this Section, then Executive shall be entitled to receive reimbursement of reasonable attorneys’ fees, costs, and expenses incurred by Executive in such proceeding.
6. Subsequent Employment. Executive agrees that, while employed by the Company and for one (1) year thereafter, Executive shall communicate the contents of this Exhibit A to any person, firm, association, partnership, corporation or other entity which Executive intends to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.
7. Tolling. Executive agrees that the Restricted Period shall be tolled and suspended during and for the pendency of any violation of its terms and for the pendency of any legal proceedings to enforce any of the Restrictive Covenants, and that all time that is part of or subject to such tolling and suspension shall not be counted toward the twelve (12) month duration of the Restricted Period.
8. Reasonable and Necessary. Executive agrees that the Restrictive Covenants set forth in this Exhibit A are reasonable and necessary for the protection of the Company’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict Executive’s ability to earn a living, and that they are not unduly burdensome to Executive.
9. Severability. Each section and clause of this Exhibit A constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the Company’s interests. If any part or clause of this Exhibit A is held unenforceable by a court of competent jurisdiction or arbitrator, it shall be severed and shall not affect any other part of this Exhibit A, which shall be enforced as permitted by law; provided, however, that to the extent such invalid provision can be rendered valid by modification, Executive agrees that the court or arbitrator shall so modify such
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provision to render it valid and enforceable to the fullest extent permitted by law. If, at the time of enforcement of any of the provisions of the Restricted Covenants, a court of competent jurisdiction or an arbitrator shall hold that the duration, scope or area restrictions stated herein are invalid, illegal or unenforceable under circumstances then existing, Executive agrees that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law.

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